Staffing 360 Solutions Releases Revised Quarterly Revenue Guidance

Revenue for the Quarter Ended May 31, 2014 Expected to Exceed $26.8 Million

New York, NY – June 18, 2014 – Staffing 360 Solutions, Inc. (OTCQB: STAF), a public company engaged in the provision of domestic and international staffing services in the finance and accounting, administrative, engineering, IT and cybersecurity verticals, today announced revised revenue guidance for the Company’s fiscal quarter ended May 31, 2014, with revenue expected to be in excess of $26.8 million, as opposed to the previously forecast amount of $24.1 million. This represents an increase of $2.7 million over the forecast, or an 11% increase.

As part of the Company’s buy-and-build strategy, Staffing 360 Solutions has successfully completed five acquisitions over the past year, including operations in the United States and Europe. To help quantify the growth during this period of rapid expansion, Staffing 360 Solutions previously reported revenues of approximately $557,000 for the quarter ended May 31, 2013 versus $26.8 million for the quarter ended May 31, 2014. This represents a year-over-year increase of $26.2 million, or 4,711%.

“With the quarter now closed, we are delighted to announce revenue that is over $2 million greater than our previously released guidance of $24.1 million,” said Matt Briand, CEO of Staffing 360 Solutions. “Generating revenue that is significantly greater than the same period last year is a major testament to our consolidation strategy. As we continue to pursue acquisitions, our focus in specific key growth verticals positions us to benefit from the rapid expansion of these sectors. We look forward to providing the investment community with audited results when our year-end financials are filed with the SEC, which is expected in August.”

Staffing 360 Solutions’ previously announced revenue guidance for subsequent quarters is not affected by the Company’s revised guidance for the May quarter.

Staffing 360 Solutions believes that a consolidation strategy is ideally suited for the highly fragmented temporary staffing industry. The management team has been engaged in the development of a comprehensive program to create a robust pipeline of prospective acquisitions, with a longer term objective of driving annual revenues to $300 million. The five acquisitions the Company has completed over the past year represents a key validator of this strategy’s successful implementation.

Staffing 360’s investor fact sheet, which contains the Company’s previously announced revenue forecast, can be viewed at:
www.staffing360solutions.com/content/staf_ifs.pdf

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (OTCQB: STAF) is a public company in the global staffing sector engaged in the acquisition of domestic and international staffing organizations with operations in the US, Europe and India. As part of its targeted consolidation model, Staffing 360 Solutions is pursuing broad spectrum staffing companies in the IT, financial, accounting, healthcare and cybersecurity industries. The Company believes the staffing industry offers opportunities to create a successful public company with a longer term objective of accretive acquisitions that will drive annual revenues to $300 million. For more information, please visit: www.staffing360solutions.com

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Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to, new agreements, the ability to enter into any additional acquisitions, or the size of future revenue. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Company Contact:

Staffing 360 Solutions, Inc.

Alfonso J. Cervantes, Vice Chairman and President

212.634.6410

info@staffing360solutions.com

Financial Communications:

Trilogy Capital Partners, Inc.

Darren Minton, President

212.634.6413

info@trilogy-capital.com